EXHIBIT 21

Subsidiaries
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Peoples Telephone Company, Inc.                   South Carolina

Campus Telephone Inc.                             Texas
(d/b/a Telink Inc.)

PTC Cellular, Inc.                                Delaware

Silverado Communications, Inc.                    Colorado

Southwest Inmate Pay Telephone Systems, Inc.      Texas

PTC Global Link, Inc.                             Florida

PTC Security Systems, Inc.                        Florida

Telink, Inc.                                      Texas

Telink Telephone System, Inc.                     Georgia

Peoples Acquisition Corp.                         Pennsylvania